Exhibit 4.3
RULES OF THE RIO TINTO SHARE OPTION PLAN 2004

Shareholders’ Approval:	22 April 2004

Directors’ Adoption:	22 April 2004

Expiry Date:	22 April 2014
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref 01/145/A Croft

RULES OF THE RIO TINTO SHARE OPTION PLAN 2004
1	Meanings Of Words Used

In these Rules:

“Business Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Company” means Rio Tinto plc;

“Committee” means the Remuneration Committee of the board of directors of the Company as constituted from time to time;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988;

“Date of Grant” means the date on which the Committee resolves to grant an Option;

“Eligible Employee” means any executive director, employee or class of employees of a Participating Company who is approved by the Committee;

“Member of the Group” means:
(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is designated by the Committee as a Member of the Group;
“Option” means a right to acquire Shares granted under the Plan;

“Optionholder” means a person holding an Option or his personal representatives;

“Option Period” means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant or such shorter period as may be specified on the Date of Grant;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 3, and subject to any variation under Rule 5;

“Participating Companies means.
(i)	the Company; and

(ii)	any Subsidiary and any other company which is designated by the Committee as a Participating Company.
“Performance Condition” means any condition or conditions imposed under Rule 2.3;

“Rules” means these rules as changed from time to time;

“Plan” means this Plan known as “The Rio Tinto Share Option Plan 2004”;

“Shares” means fully paid ordinary shares in the capital of the Company; and

“Subsidiary” means a company which is a subsidiary of the Company within the meaning given by Section 736 of the Companies Act 1985.

2	Grant Of Options

2.1	Grant of Options:

The Committee may grant to any Eligible Employee an Option to acquire such number of Shares as they may determine, provided that the value of the number of Shares over which Options granted in respect of any financial year of the Company shall not exceed 300% of the Eligible Employee’s basic rate of pay at 1 March of the calendar year in which the Option is granted. The value of the Shares for this purpose shall be determined by taking the average of the middle market quotations shown on the Official List of the London Stock Exchange for each Friday in the year immediately preceding the commencement of the relevant Option Period, or in such other way as the Committee may determine.

2.2	Time when Options may be granted:
2.2.1	Options may only be granted within 42 days starting on any of the following:
(i)	the day after the announcement of the Company’s results to the London Stock Exchange for any period. The Committee may not grant Options at any time which would cause the Option Price to be calculated by reference to any days on or before that announcement;

(ii)	the adoption of the Plan;

(iii)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Options; or

(iv)	any day on which changes to the legislation or regulations affecting share option plans are announced, effected or made.
2.2.2	The Committee may only grant Options between the adoption of the Plan and the 10th anniversary of that date.

2.2.3	If the Committee cannot grant any Options due to restrictions imposed by statute, order, regulation or government directive, or by any code adopted by the Company based on the London Stock Exchanges model code for securities transactions by directors of listed companies, the Committee may grant Options within 42 days after the lifting of such restrictions.
2.3	Performance Condition:

When granting an Option, the Committee must make its exercise conditional on the satisfaction of a Performance Condition. The Performance Condition must be objective, and specified at the Date of Grant. The Committee may waive or change the Performance Condition if anything happens which causes the Committee to consider that:
2.3.1	a changed Performance Condition would be a fairer measure of performance, and would be no more difficult to satisfy; or

2.3.2	the Performance Condition should be waived.
2.4	Option Certificates:

Each Optionholder will receive an option certificate, which may be executed as a deed, on or as soon as practicable after the Date of Grant.

2.5	No Payment:

Optionholders are not required to pay for the grant of any Option.

2.6	Disclaimer of Option:

Any Optionholder may disclaim all or part of his Option by notice in writing to the Secretary of the Company. If this happens the Option will be deemed never to have been granted under the Plan. No consideration is payable for the disclaimer.

2.7	Disposal restrictions:

Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person.

2.8	Administrative errors:

If the Committee tries to grant an Option which is inconsistent with Rule 4 (plan limits), the Option will be limited and will take effect from the Date of Grant on a basis consistent with Rule 4.

3	Option Price

3.1	Setting the Price:

The Committee will set the Option Price on the Date of Grant. The Option Price will be:

3.1.1 not less than the market value of a Share on the Date of Grant; and

3.1.2 if the Shares are to be subscribed, not less than the nominal value of a Share.
3.2	Market value:

“Market value” for the purpose of this Rule on any particular day means the average of the middle market quotations (as derived from the Daily Official List of the London Stock Exchange) on any period of five Business Days of which the last falls no earlier than five days before the Date of Grant.

4	Plan Limits

4.1	10 per cent. 10 year limit:

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent, of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

4.2	5 per cent. 10 year limit:

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent, of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by the Company.

4.3	Exclusions:

Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned will be ignored when calculating the limits in this Rule.

4.4	Meaning of Allocate:

“Allocate” means, in relation to any share option plan, placing unissued Shares or treasury Shares under option and, in relation to other types of employee share plan, the issue and allotment of Shares or the transfer of Shares out of treasury.

5	Variations In Share Capital

5.1	Adjustment of Options:

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or if the Company makes a special distribution including a distribution in specie:
5.1.1	the number or nominal amount of Shares comprised in each Option; and

5.1.2	the Option Price
may be adjusted in any way (including retrospective adjustments) in which the Committee considers appropriate.

5.2	Nominal Value:

The Option Price of an Option to acquire existing Shares may be adjusted to a price which is less than the nominal value. The Option Price of an Option to subscribe for new Shares may only be adjusted to a price less than the nominal value, if the Committee resolves to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Option Price and the nominal value of the Shares on the date of allotment.

5.3	Notice:

The Committee may notify Optionholders of any adjustment made under this Rule 5.

6	Exercise And Lapse — General Rules

6.1	Exercise:

Except where exercise is allowed as described in Rule 7, an Option can only be exercised:
6.1.1	on or after the third anniversary of its Date of Grant, or such other date as may be specified on the Date of Grant;

6.1.2	if any Performance Condition is satisfied or waived; and

6.1.3	so long as the Optionholder is a director or employee of a Member of the Group.
6.2	Lapse:

An Option will lapse on the earliest of:
6.2.1	the date the Optionholder ceases to be a director or employee of a Member of the Group, unless any of the provisions in Rule 7 apply;

6.2.2	any date specified in any Performance Condition; or

6.2.3	the expiry of the Option Period, unless Rule 7.2 applies (death).

6.2.4	For the purposes of Rule 6.2.1 above, an Optionholder will not be treated as ceasing to be a director or employee of a Member of the Group if he is employed by another Member of the Group.
7	Exercise And Lapse Exceptions to the General Rules

7.1	Cessation of Employment:

If an Optionholder ceases to be a director or an employee of any Member of the Group for any of the reasons set out below, his Options will lapse at the latest of the end of the period of one year from the date of cessation or one year from the date of latest possible vesting under the Performance Condition (or such longer period as the Committee may determine) but may be exercised during that period, subject to satisfaction of any Performance Condition and subject to Rule 7.3. The reasons are:
7.1.1	ill-health, injury, or disability (as determined by the Optionholder’s employer);

7.1.2	redundancy;

7.1.3	transfer to Rio Tinto Limited or one of its subsidiaries;

7.1.4	retirement (by agreement with the Optionholder’s employer);

7.1.5	his employing company ceasing to be under the control of the Company;

7.1.6	a transfer of the undertaking in which the Optionholder works to a person who is neither under the control of the Company nor a Member of the Group; or

7.1.7	any other reason specified by the Committee in its absolute discretion, but subject to any shorter exercise period determined by the Committee.
7.2	Death:

If an Optionholder dies, his Options may be exercised by his personal representatives within one year of his death, irrespective of the satisfaction of any Performance Condition, but subject to Rule 7.3. To the extent that any Option exercisable under this sub-rule is not so exercised, it will lapse at the end of the one year period.

7.3	Restriction on exercise:

Except in the case of a transfer as contemplated by Rule 7.1.3, any Option which has not been held for 12 months on the date an Optionholder dies or ceases to be a director or an employee of any Member of the Group may only be exercised pursuant to Rule 7.1 or 7.2 pro rata.

7.4	Takeovers:

If a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, Options may be exercised, subject to the satisfaction of any Performance Condition measured as at the date Control is obtained, within the 6 month period after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

The Options will lapse at the end of the 6 month period, unless the Committee gives reasonable notice to the Optionholders before the end of the 6 month period that the Options will not lapse.

If someone becomes bound or entitled to compulsorily acquire Shares, Options may be exercised, subject to the satisfaction of any Performance Condition measured as at the date Control is obtained, at any time when that person remains so bound or entitled. Options not exercised within that period will lapse at the end of the relevant period referred to in Rule 8.3. If more than one period is relevant the Options will lapse at the end of the later period, unless the Committee gives notice to the Optionholders before the expiry of the relevant period that the Options will not lapse.

However, the Committee may determine that Options will not become exercisable under this rule, but that instead all Options will be automatically replaced by equivalent new options in accordance with Rule 8.

7.5	Company Reconstructions:

This Rule applies when, under section 425 of the Companies Act 1985 or any other equivalent local legislation:
7.5.1	a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

7.5.2	there is any other local equivalent to that sanction procedure.
When this Rule applies, Options may be exercised, subject to the satisfaction of any Performance Condition measured as at the date of court sanction, within 6 months after the date of the sanction. Any Option not so exercised will lapse at the end of that period.

However, the Committee may determine that Options will not become exercisable under this rule, but that instead all Options will be automatically replaced by equivalent new options in accordance with Rule 8.

7.6	Demergers and other significant distributions:

If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Option, the Committee, may, in its discretion, allow some or all Options to be exercised. The Committee will specify the period of exercise of such Options, whether the Options will lapse at the end of the period, and whether exercise is subject to satisfaction of any Performance Condition. In exercising its discretion, the Committee may take into account considerations relating to the Company and other Members of the Group, and other employees and Optionholders. The Committee will notify any Optionholder who is affected by this Rule.

7.7	Winding-Up:

If notice is duly given to Members of a resolution for the voluntary winding-up of the Company, Options may be exercised, irrespective of the satisfaction of any Performance Condition, until the start of the winding-up within the meaning of the Insolvency Act 1986 (but the exercise of any Option in these circumstances will be of no effect if the resolution is not passed). All Options will lapse on a winding-up of the Company unless exercised before the winding-up starts.

If the Company is wound-up by the court, Options may be exercised, irrespective of the satisfaction of any Performance Condition, within 2 months after the date of the winding-up order. However, the liquidator or the court (if appropriate) must authorise the issue of Shares after such exercise, and the Optionholder must apply for this authority and pay his application costs. Any Options not exercised during the 2 month period will lapse at the end of the period.

7.8	Priority:

If there is any conflict between any of the provisions of Rules 6 and 7, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

8	Exchange Of Options

8.1	Application:

This Rule applies if a company (the “Acquiring Company”):
8.1.1	obtains Control of the Company as a result of making a general offer to acquire:
(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

(ii)	all the Shares (or those Shares not already owned by the Acquiring Company or its subsidiary or holding company); or
8.1.2	obtains Control of the Company under a compromise or arrangement sanctioned by the court; or

8.1.3	becomes bound or entitled to compulsorily acquire Shares.
8.2	Exchange:

If any of the events described in Rule 8.1 happens, an Optionholder may, during the period referred to in Rule 8.3, agree with the Acquiring Company to release his Option in consideration of the grant to him of a new option. The new option must be equivalent to the released option.

8.3	Period for Substitution:

The period referred to in Rule 8.2 is:
8.3.1	in a case falling within Rule 8.1.1, 6 months starting with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied;

8.3.2	in a case falling within Rule 8.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

8.3.3	in a case falling within Rule 8.1.3, the period during which the Acquiring Company remains so bound or entitled.

8.4	Consequences of Exchange:

Where an Optionholder is granted a new option for release of his old Option as described in this Rule 8, then:
8.4.1	the new option will be treated as having been acquired at the same time as the old Option and be exercisable in the same manner and at the same time as the old Option;

8.4.2	the new option will be subject to the provisions of the Plan as it had effect in relation to the old Option immediately before the release but Rule 11.2 will not apply;

8.4.3	the Conditions will not apply, unless the terms of the Conditions say otherwise; and

8.4.4	with effect from the release and grant, these Rules will be construed in relation to the new option as if references to the Company and Shares were references to the Acquiring Company and shares over which the new option is granted.
9	Exercise Of Options

9.1	Exercise: An Optionholder can exercise his Option validly only in the way described in this Rule.

9.2	Manner of Exercise:

Options must be exercised by notice in writing delivered to the Secretary of the Company or other duly appointed agent. The notice of exercise of the Option must be completed, signed by the Optionholder or by his appointed agent, and must be accompanied by:
9.2.1	the relevant option certificate; and

9.2.2	correct payment in full of the Option Price for the number of Shares being acquired, or details of arrangements agreed between the Optionholder and the Company made for the payment of the Option Price for the number of Shares being acquired.
9.3	Option Exercise Date:
9.3.1	Subject to Rule 9.3.2 the Option Exercise Date will be the later of:
(i)	the date of receipt by the Secretary of the Company of the documents and payment referred to in Rule 9.2; and

(ii)	the date on which the Committee either decides that the Condition to which the Option is subject has been satisfied, or waives the Condition.

This paragraph (ii) will only apply if the Option is subject to a Condition. The Committee must make a decision about the satisfaction or waiver of the Condition within 14 days of receiving the documents and payment.
9.3.2	If any statute, regulation or code adopted by the Company (based on the London Stock Exchange’s Model Code for security transactions by directors of listed companies), prohibits the exercise of Options, or the Company Secretary reasonably believes it so prohibits, the date of exercise will be either the date described in Rule 9.3, or, if later, the date when the Optionholder is permitted or the

Company Secretary believes the Optionholder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.
9.4	Part Exercise:

An Option may be exercised in part or in whole.

9.5	Cash alternative:

The Committee may in its discretion determine not to procure the transfer of Shares to an Optionholder who exercises his Option, but instead to pay to him a cash amount equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price, or to procure the transfer to him of Shares to the value of that cash amount. If the Committee so determines, the Option Price shall not be payable, and if already paid, shall be repaid to the Optionholder forthwith.

9.6	Issue or Transfer:

Subject to Rule 9.8 (consents):
9.6.1	Shares to be issued or transferred out of treasury following the exercise of an Option will be issued or transferred within 30 days of the Option Exercise Date.

9.6.2	The Committee will procure the transfer of Shares to be transferred following the exercise of an Option within 30 days of the Option Exercise Date.
9.7	Rights:
9.7.1	Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

9.7.2	Where Shares are to be transferred on the exercise of an Option, including transfer out of treasury, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.
9.8	Consents:

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

9.9	Articles of Association:

Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force.

9.10	Listing:

If and so long as the Shares are listed on the Official List of the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

10	General

10.1	Notices:

Any notice or other document which has to be given under or in connection with the Plan may be delivered to an Optionholder or sent by post to him at his home address according to the records of his employing company or such other address which the Company considers appropriate. Any notice or other document which has to be given to the Company under or in connection with the Plan may be delivered or sent by post or by fax to it at its registered office (or such other place as the Committee may from time to time decide and notify to Optionholders). Notices sent by post will be deemed to have been given on the fifth day after the date of posting. Notices sent by fax will be deemed to have been given 24 hours after sending.

10.2	Documents sent to Shareholders:

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares.

10.3	Committee Decisions final and binding:

The decision of the Committee on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

10.4	Costs:

The Company will pay the costs of introducing and administering the Plan.

10.5	Regulations:

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

10.6	Terms of Employment:
10.6.1	For the purposes of this Rule, “Employee” means any Optionholder, any Eligible Employee or any other person.

10.6.2	This Rule applies:
(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.
10.6.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

10.6.4	The grant of Options on a particular basis in any year does not create any right to or expectation of the grant of Options on the same basis, or at all, in any future year.

10.6.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

10.6.6	Without prejudice to an Employee’s right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Option. Any and all discretions, decisions or omissions relating to the Option may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

10.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.
10.6.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Option under the Plan.

10.6.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.6.10	Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.
10.7	Replacement Option certificates:

If any option certificate is worn out, defaced or lost, the Committee will replace it on such conditions as it wishes to set. If an Option is exercised in part, and the balance remains exercisable, the Committee will provide the Optionholder with a balance certificate.

10.8	Withholding:

The Company, any employing company or the trustees of any employee benefit trust may withhold any amount and make any such arrangements, including the sale of any Shares on behalf of an Optionholder as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to the Optionholder pursuant to this Plan.

10.9	Data protection

By participating in the Plan the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:
10.9.1	administering and maintaining Optionholder records;

10.9.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

10.9.3	providing information to future purchasers of the Company or the business in which the Optionholder works;

10.9.4	transferring information about the Optionholder to a country or territory outside the European Economic Area.
11	Changing the Plan and Termination

11.1	Committee’s powers:

Except as described in the rest of this Rule the Committee may at any time change the Plan in any way.

11.2	Shareholder approval:
11.2.1	Except as described in Rule 11.2.2, the Company in general meeting must approve in advance any proposed change to the Rules to the advantage of present or future
Optionholders, which relates to the following:
(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the determination of the Option Price;

(iv)	any rights attaching to the Options and the Shares;

(v)	the rights of Optionholders in the event of a capitalisation issue, rights issue, subdivision or consolidation of shares or reduction or any other variation of capital of the Company;

(vi)	the terms of this Rule 11.2.1.
11.2.2	The Committee need not obtain the approval of the Company in general meeting for any minor changes to the Rules:
(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.
11.3	Optionholders’ Rights:

The net effect of any amendment to the Rules must not prejudice the rights of an Optionholder existing before the amendment was made.

11.4	Overseas Employees:

Notwithstanding any other provision of the Plan, the Committee may amend or add to the provisions of the Plan and the terms of Options as it considers necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.

11.5	Notice:

After making any change, the Committee will give written notice to any Optionholder affected by the change.

11.6	Termination of the Plan:

The Committee may terminate the Plan at any time. If this is not done, the Plan will terminate on 22 April 2014, but Options granted before such termination will continue to be valid and exercisable as described in these Rules.

12	Governing Law

English law governs the Plan and all Options and their construction.

Schedule
The Rio Tinto Inland Revenue Approved Share Option Plan 2004
(Inland Revenue Reference: X226854)
This schedule contains the rules of the Rio Tinto Inland Revenue Approved Share Option Plan 2004 (the “Approved Plan”). The Rules of the Rio Tinto Share Option Plan 2004 (the “Plan”) as amended by this schedule apply to Options granted under the Approved Plan. The Committee may only grant Options under the Approved Plan after the Approved Plan has been approved by the Inland Revenue.
1	Definitions

Words used in the Approved Plan have the same meaning as in the Plan unless amended as stated below:

“Eligible Employee” does not include anyone who is:
(i)	excluded from participation because of paragraph 9 of ITEPA (material interests provisions); or

(ii)	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company.
“ITEPA” means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;

“Participating Companies” means:
(i)	the Company and any Subsidiary; and

(ii)	any jointly-owned company (within the meaning of paragraph 34 ITEPA) designated by the Committee; and

(iii)	any other entity designated by the Committee which the Inland Revenue agree may participate.
“Shares” must satisfy paragraphs 16 to 20 of ITEPA;

“Subsidiary” must be under the Control of the Company.
2	Shares

The following new Rule is added:

“If any Shares which are subject to an Option cease to satisfy paragraphs 16 to 20 of ITEPA and the Committee notify the Inland Revenue that they wish the Approved Plan to be disapproved then the definition of “Shares” in Rule 1.1 is changed automatically to “fully paid ordinary shares in the capital of the Company”.”

3	Grant of Options

3.1	The following sentence is added to the end of Rule 2.1:

“The Company will execute a deed on the grant of an option.”

3.2	Rule 2.4 is replaced with the following:

“2.4	Option Certificates

The Directors will send to each Optionholder an option certificate on or as soon as practicable after the Date of Grant. The certificate will either be the deed referred to in Rule 2.1 or a statement. The Directors will set the form of the certificate, but the certificate must be consistent with these rules.”
3.3	The following rule replaces Rule 2.8:
“2.8	Administrative errors

If the Directors try to grant an Option which is inconsistent with Rule 6 (Plan Limits) or Inland Revenue limits specified under the Approved Plan, the Option will be limited and will take effect from the Date of Grant on a basis consistent with that Rule.”
4	Option Price

4.1	The following rule replaces Rule 3.1.1:
“3.1.1	not less than Market Value of a Share on the Date of Grant or such other date as the Inland Revenue may agree in advance; and”
4.2	The following rule replaces Rule 3.2:
“3.2	Market value

“Market Value” on any particular day means:
3.2.1	where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the market value of a share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares Valuation at the Inland Revenue; and

3.2.2	where Shares of the same class are so listed and traded on the London Stock Exchange:
(i)	their middle market quotation on the immediately preceding Business Day; or

(ii)	the average of the middle market quotation on the 5 immediately preceding Business Days;

(iii)	or such other price as may be agreed in advance with Shares Valuation at the Inland Revenue.
The middle market quotation is taken from the Daily Official List of the London Stock Exchange.”
5	Revenue limit

The following new Rule is added:

“The Committee must not grant an Option to an Eligible Employee which would cause the aggregate market value of:
(i)	the Shares subject to that Option; and

(ii)	the Shares which he may acquire on exercising his Options under the Approved Plan; and

(iii)	the shares which he may acquire on exercising his options under any other Inland Revenue approved discretionary scheme established by the Company or by any of its associated companies (as defined in paragraph 35 of ITEPA)
to exceed the amount permitted under paragraph 6(1) of ITEPA (currently £30,000). For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.”
6	Adjustment of Options

The following rule replaces Rule 5.1:
“5.1 Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, the number of Shares comprised in each Option and the Option Price may be adjusted in any way (including retrospective amendments) that the Committee considers appropriate. However, no adjustment of Options may be made under this Rule 5 without the prior approval of the Inland Revenue.”
7	Material interest

The following new Rule is added:

“An Optionholder may not exercise an Option while he is excluded from participation in the Approved Plan under paragraph 9 of ITEPA (material interest provisions).”
8	Exercise and lapse — exceptions to the general rules

8.1	The following is added at the end of Rule 7.1:

“For the purposes of paragraph 35A of ITEPA the specified age is 55”.

8.2	For the purposes of Rule 7.1.2, “redundancy” is within the meaning of the Employment Rights Act 1996.

8.3	The following rule replaces Rule 7.2:
7.2	“Death

If an Optionholder dies, his Options may be exercised by his personal representatives within 12 months after his death, subject to the restriction in Rule 7.3, and lapses to the extent not exercised. This is irrespective of the satisfaction of any Performance Condition.”
8.4	In Rules 7.4 and 7.5, the following paragraph is deleted:

“However, the Committee may determine that Options will not become exercisable under this rule, but that instead all Options will be automatically replaced by equivalent new options in accordance with Rule 8.”

and replaced with:

“Unless the Committee acting fairly and reasonably decides otherwise, Options may not be exercised if an exchange offer is proposed to be made in accordance with Rule 8.”

8.5	The following new Rule is added as Rule 7.9:

7.9	“Discretion

If the Committee exercise any discretion under Rules 7 and 8 they must do so fairly and reasonably.”
9	Exchange of Options

The following rule replaces Rule 8:

“Exchange of Options
8.1	Application

This Rule applies if a company (the “Acquiring Company”):

8.1.1	obtains Control of the Company as a result of making a general offer to acquire:
(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Offeror Company will have Control of the Company; or

(ii)	all the Shares (or those Shares not already owned by the Offeror Company or its subsidiary or holding company); or
8.1.2	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985 or other local sanction procedure which the Inland Revenue agrees is equivalent; or

8.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 or other local legislation which the Inland Revenue agrees is equivalent.

8.2	Exchange

If this Rule 8 applies, Options may be exchanged within the period referred to in paragraph 26(3) of ITEPA and with the agreement of the company offering the exchange.

8.3	Exchange terms

Where an Option is to be exchanged the Optionholder will be granted a new option to replace it, and:

8.3.1	the new Option will be in respect of shares, which satisfy the conditions of paragraph 27(4) of ITEPA, in any body corporate (falling within paragraph 16(b) or (c) of ITEPA) determined by the Committee or in the absence of any such determination, by the Acquiring Company;

8.3.2	the new option will be equivalent to the Option that was exchanged;

8.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;

8.3.4	the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged except that, unless the Acquiring Company decides otherwise, the Conditions will not apply; and

8.3.5	with effect from exchange, the Rules are construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company are references to the body corporate determined under Rule 8.3.1, and Rule 11.2 (shareholder approval for amendments) does not apply.”
10	Cash alternative

Rule 9.5 is deleted.

11	Withholding

The following will replace Rule 10.8:

“Unless the Optionholder discharges any liability that may arise himself, the Company, any employing company or the trustee of any employee benefit trust from which Shares are provided may make the necessary arrangements to withhold an amount sufficient to meet any liability to taxation or social security contributions in respect of the exercise of Options for which the Company is obliged to account on behalf of an Optionholder. These arrangements may include the sale or reduction in number of sufficient Shares on behalf of an Optionholder.”

12	Changing the Plan

Rule 11.2 is amended by the following new Rule:

“The approval of the Company in general meeting is not needed for any changes which are necessary or desirable in order to maintain Inland Revenue approval of the Approved Plan under ITEPA any other enactment.”

13	Revenue approval

The following new Rule is added:

“11.3 Revenue approval

If the approved status of the Approved Plan is to be maintained, any change to the Approved Plan which requires Inland Revenue approval will not take effect until it is approved by the Inland Revenue.”